1259 NW 21st Street Pompano Beach, FL 33069	Exhibit 99.1

NEWS

May 14, 2012	FOR MORE INFORMATION: 954-917-4114 HOWARD L. EHLER, JR. CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES ANNOUNCES FIRST QUARTER 2012 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (OTCBB: “IPII”) announced today the results of operations for the first quarter ended March 31, 2012.

Net sales for the three months ended March 31, 2012 were $1,880,000, compared to $1,772,000 for the same period in 2011, an increase of 6.1%. For the first quarter ended March 31, 2012, the Company had a loss from continuing operations of $428,000, or $0.17 per diluted share, compared to a loss from continuing operations of $208,000, or $0.08 per diluted share, for the same period in 2011. The 2011 first quarter loss from continuing operations included a $325,000 gain on the settlement of certain litigation. Discontinued operations related to the closure of the Company’s distribution facilities during 2009 and 2008, accounted for income of $2,000, or $0.00 per diluted share in the first three months of 2012, compared to a loss of $111,000, or $0.04 per diluted share, in the prior year period. Accordingly, the Company incurred a net loss of $426,000, or $0.17 per diluted share, for the first quarter of 2012 compared to a net loss of $319,000, or $0.12 per diluted share, for the comparable period in 2011.

Results of operations in the first quarter of 2012 continue to be adversely affected by the on-going reduction in construction activity and reduced levels of demand for the Company’s products in its primary markets.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “While sales have shown some improvement, we continue to operate in a weak construction market with demand for our products remaining near historic lows. Due to these conditions and continuing losses, we have made it a priority to obtain equity and/or debt capital to maintain liquidity and focus on initiatives to expand our product line offerings and geographic reach in an effort to reduce and eliminate our negative cash flows. We recently entered into a non-binding debt proposal with a proposed lender for an asset-based type of financing arrangement which is subject to the lender’s due diligence. There can be no assurance that we will be able to conclude this type of financing arrangement on satisfactory terms. We are continuing our efforts to seek capital and evaluate other strategic options in this difficult environment to sustain operations until market conditions improve.”

 For more information, please refer to the Company’s Form 10-Q for the three months ended March 31, 2012 which is being filed with the Securities and Exchange Commission on May 14, 2012 and which will be available on the Company’s website www.imperialindustries.com shortly thereafter.

Imperial Industries, Inc., through its subsidiary, Premix-Marbletite Manufacturing Co. is engaged in the manufacture and distribution of pool, stucco, plaster and roofing products to building materials dealers, contractors and others and sells products primarily in the State of Florida and to a lesser extent the rest of the Southeastern United States and the Caribbean, with facilities in the State of Florida. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the

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success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements and Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.
Financial Highlights

	(Unaudited)
	Three Months Ended
	March 31,
	2012	2011
Net Sales	$1,880,000	$1,772,000

Loss from continuing operations, net of taxes	$(428,000)	$(208,000)
Income (loss) from discontinued operations, net of taxes	$2,000	$(111,000)

Net loss	$(426,000)	$(319,000)

Loss per Common Share:

Loss from continuing operations - basic and diluted	$(0.17)	$(0.08)
Income (loss) from discontinued operations - basic and diluted	-	(0.04)
Net loss per share - basic and diluted	$(0.17)	$(0.12)

Weighted average shares outstanding -
basic and diluted	2,566,210	2,558,335

Notes to Financial Highlights
1) For the three months ended March 31, 2011, loss from continuing operations includes a $325,000 gain on the settlement of certain litigation.